Exhibit 99.1

1901 Chouteau Avenue : St. Louis, MO 63103 : Ameren.com

Contacts:	Media Ameren Communications 314.554.2182 communications@ameren.com	Analysts Andrew Kirk 314.554.3942 akirk@ameren.com

FOR IMMEDIATE RELEASE

Steven Vondran joins Ameren board of directors

ST. LOUIS (Dec. 16, 2024) — Ameren Corporation (NYSE: AEE) announced today that Steven O. Vondran has been elected to the Ameren board of directors, effective Jan. 1, 2025.

Vondran is the president and chief executive officer of American Tower Corporation, a global real estate investment trust and independent owner, operator and developer of multitenant communications real estate with a portfolio of over 148,000 communications sites and a highly interconnected footprint of U.S. data center facilities. Vondran has held various leadership positions since joining American Tower in 2000, including serving as executive vice president and global chief operating officer from November 2023 through February 2024, and as executive vice president and president, U.S. Tower Division from August 2018 through October 2023.

"We are excited to have Steven, who has extensive senior leadership and legal experience, join Ameren’s board of directors," said Martin J. Lyons, chairman, president and chief executive officer of Ameren. "His expertise with real estate and data center infrastructure will support Ameren’s efforts in bolstering economic growth opportunities in Missouri and Illinois that will benefit our customers, communities and shareholders."

Vondran earned a Juris Doctor from the University of Arkansas at Little Rock and a Bachelor of Arts in economics and business from Hendrix College.

About Ameren Corporation

St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric transmission and distribution service and natural gas distribution service. Ameren Missouri provides electric generation, transmission and distribution services, as well as natural gas distribution service. Ameren Transmission Company of Illinois develops, owns and operates rate-regulated regional electric transmission projects in the Midcontinent Independent System Operator, Inc. For more information, visit Ameren.com, or follow us on X at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn.com/company/Ameren.

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